EXHIBIT 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization

Banner Midstream Corp.	Delaware

Pinnacle Frac Transport LLC	Arkansas

Capstone Equipment Leasing LLC	Texas